WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
phone: (302) 571-6833; email: dcanuso@wsfsbank.com
April 27, 2020	Media Contact: Rebecca Acevedo
phone: (215) 253-5566; email: racevedo@wsfsbank.com

WSFS REPORTS 1Q 2020 EPS OF $0.21, RESULTS IMPACTED BY COVID-19 AND CECL;
WSFS COMMUNITY FOUNDATION RECEIVES $3.0 MILLION GRANT FROM WSFS BANK
FOR ADDITIONAL INFORMATION REGARDING OUR COVID-19 RESPONSE, FINANCIAL IMPACTS AND OUTLOOK, PLEASE REFER TO THE 1Q 2020 EARNINGS RELEASE SUPPLEMENT AVAILABLE IN THE INVESTOR RELATIONS SECTION OF WSFS' WEBSITE (www.wsfsbank.com).
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the first quarter of 2020.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	1Q 2020	4Q 2019	1Q 2019
Net interest income	$116.2	$117.6	$83.3
Fee income	40.8	41.8	41.1
Total net revenue	157.0	159.3	124.4
Provision for credit losses	56.6	1.6	7.7
Noninterest expense	88.5	98.1	97.6
Net income attributable to WSFS	10.9	45.7	13.0
Pre-provision net revenue (PPNR)(1)	68.5	61.2	26.8
EPS (diluted)	0.21	0.88	0.33
Return on average assets (ROA)	0.36%	1.48%	0.58%
Return on average equity (ROE)	2.4	9.8	4.5
Efficiency ratio	56.3	61.5	78.2
GAAP results for 1Q 2020 were significantly impacted by the economic effects of the COVID-19 pandemic and our adoption of the Current Expected Credit Loss method of accounting (CECL), primarily reflected in additional provision for credit losses of $56.6 million for the quarter. Results also include our acquisition of Beneficial Bancorp, Inc. (Beneficial) on March 1, 2019 and other significant items including the following:

	1Q 2020		4Q 2019		1Q 2019
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Corporate development and restructuring expense	$1.3	$0.02	$6.1	$0.09	$31.0	$0.65
Contribution to WSFS Community Foundation	3.0	0.04	—	—	—	—
Net unrealized gain on equity investments	0.7	0.01	—	—	3.8	0.07
Securities gains	0.7	0.01	0.3	—	—	—

(1) As used in this press release, pre-provision net revenue is a non-GAAP financial measure calculated as the difference between net revenue before provision for credit losses and noninterest expense. For a reconciliation of this and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Our first quarter 2020 results were significantly impacted by the economic effects of the global COVID-19 pandemic, including $56.6 million of additional provision expense, or $0.84 per share, under CECL. Our core pre-provision net revenue (PPNR)(2) was $71.5 million during the quarter, continuing the trend of strong fundamental operating performance since the Beneficial combination and we continue to maintain significant excess capital levels and liquidity capacity. While the Board recently approved a new share repurchase authorization of 15% of outstanding shares as of March 31, 2020, in light of the current environment, we have temporarily suspended all share repurchases until we have a clearer view on the impact of COVID-19 on the economy and our performance.
“Our immediate focus remains on the health, wellbeing, and safety of our Associates, Customers, and our communities during this challenging and uncertain time. This includes reinforcing best healthcare and prevention practices and universal precautions in offices and banking locations and supporting our Customers through several relief programs including significant participation in the Coronavirus Aid, Relief and Economic Security (CARES) Act and Payroll Protection Program (PPP). We also were pleased to make a $3.0 million grant to the WSFS Community Foundation to address the impacts of COVID-19 and provide long-term support for education, health and human services, and economic development in our communities.
“We often cite the value of our culture and the strong engagement of our Associates and Customers. We capture that in our Strategy: ‘Engaged Associates, living our culture, making a better life for all we serve.’ Now, more than ever, our strategy is vital; we’re open for business, serving our Customers and hiring new Associates. I am proud of all our Associates and how hard they are working to support our Customers and local communities during this uncertain time. Over the past 188 years, we’ve faced many challenges; we’re here and stand ready to serve those in need, now and for many years to come.”

(2) Core pre-provision net revenue is a non-GAAP financial measure defined as the difference between core net revenue before provision for credit losses and core noninterest expense. For a reconciliation of this and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Notable Items in the Quarter (all excluded from core results):
•WSFS made a $3.0 million (pre-tax) contribution, or $0.04 per share (after-tax), to the WSFS Community Foundation to address the impacts of the COVID-19 pandemic and further fund improvements in the expanded communities served by WSFS Bank.
•WSFS recorded net unrealized gains on our equity investments of $0.7 million (pre-tax), or $0.01 per share (after-tax), including $2.9 million (pre-tax), or approximately $0.04 per share (after-tax), of net unrealized gains on our investment in Visa Class B shares, compared with $3.8 million (pre-tax), or approximately $0.07 per share (after-tax), in unrealized gains related to Visa Class B shares in 1Q 2019. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $53.0 million. The gains on our investment in Visa Class B shares in the quarter were partially offset by an impairment charge of $2.3 million (pre-tax), or $0.03 per share (after-tax), on our investment in Spring EQ.
•WSFS recorded $1.3 million (pre-tax), or approximately $0.02 per share (after-tax), of corporate development expenses related to our acquisition of Beneficial, compared with $31.0 million (pre-tax), or approximately $0.65 per share (after-tax), of corporate development and restructuring expenses in 1Q 2019. The merger-to-date amounts are less than our original expectations.
•WSFS realized $0.7 million (pre-tax), or approximately $0.01 per share (after-tax), in net gains on sales of securities.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 1Q 2020:
•WSFS adopted the CECL method of accounting as of January 1, 2020, which considers forward-looking information when establishing reserves for credit losses. While credit quality metrics at March 31, 2020 were strong and improved, the COVID-19 pandemic has resulted in deterioration in expected macroeconomic drivers in our CECL modeling, resulting in additional provision for credit losses of $56.6 million in the quarter, which is included in our core results noted below, and reducing core EPS(3) by $0.84 and core ROA(3) by 1.43%.
•Core ROA was 0.39% compared to 1.59% for 1Q 2019.
•Core EPS was $0.23 compared to $0.91 for 1Q 2019.
•Core net revenue(3) of $155.6 million increased $35.0 million, or 29%, from 1Q 2019, including a $32.8 million, or 39%, increase in core net interest income(3), and a $2.2 million, or 6%, increase in core fee income (noninterest income)(3).
•Core noninterest expense(3) increased $17.6 million, or 26%, from 1Q 2019, creating a full 3 percentage points of positive core operating leverage(3) and resulting in a core efficiency ratio(3) of 54.0% compared to 55.1% for 1Q 2019.
•Core pre-provision net revenue (PPNR) was $71.5 million, an increase of $4.8 million, or 7%, from 4Q 2019 and $17.5 million, or 32% from 1Q 2019.
•WSFS repurchased $38.7 million, or 1,004,348 shares of our common stock during the quarter, completing our current authorization. During the quarter, the Board approved a new share repurchase authorization of 15% of outstanding shares as of March 31, 2020; however, we have temporarily suspended all share repurchases until we have a clearer view of the impact of COVID-19 on the economy and our performance.

(3) As used in this press release, core ROA, core EPS, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, core operating leverage, and core efficiency ratio are non-GAAP financial measures. These non-GAAP measures exclude securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2020 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and customer funding balances and composition at March 31, 2020 compared to December 31, 2019 and March 31, 2019:

Loans
(Dollars in thousands)	March 31, 2020		December 31, 2019		March 31, 2019
Commercial & industrial	$3,412,266	40%	$3,341,136	39%	$3,388,503	39%
Commercial real estate	2,223,117	26	2,212,026	26	2,345,568	27
Construction	626,253	8	578,713	7	573,773	7
Commercial small business leases	201,753	2	190,592	2	144,658	2
Total commercial loans	6,463,389	76	6,322,467	74	6,452,502	75
Residential mortgage	1,054,544	13	1,099,744	13	1,146,982	13
Consumer	1,118,287	13	1,133,701	14	1,136,334	13
Allowance for credit losses	(139,073)	(2)	(47,576)	(1)	(46,321)	(1)
Net loans	$8,497,147	100%	$8,508,336	100%	$8,689,497	100%

Customer Funding
(Dollars in thousands)	March 31, 2020		December 31, 2019		March 31, 2019
Noninterest demand	$2,314,982	25%	$2,189,573	23%	$2,191,321	24%
Interest-bearing demand	2,093,388	22	2,129,725	23	2,069,393	22
Savings	1,594,735	17	1,563,000	17	1,721,417	18
Money market	2,149,119	23	2,100,188	22	1,900,223	20
Total core deposits	8,152,224	87	7,982,486	85	7,882,354	84
Customer time deposits	1,272,154	13	1,356,610	15	1,475,695	16
Total customer deposits	$9,424,378	100%	$9,339,096	100%	$9,358,049	100%
At March 31, 2020, WSFS’ net loan portfolio decreased $11.2 million when compared with December 31, 2019 and $192.4 million when compared with March 31, 2019. These results included a $96.2 million decline during the quarter and a $342.8 million decline year-over-year in non-relationship CRE and residential mortgage run-off portfolios primarily acquired from the Beneficial acquisition. Excluding these run-off portfolios and a $91.5 million increase in the allowance for credit losses recorded upon the adoption of CECL as of January 1, 2020, net loans increased $176.5 million during the quarter, due to a $69.3 million increase in revolving lines of credit and additional growth across several categories. Year-over-year, net loans increased $243.2 million, or 3%, excluding run-off portfolios and the change in the allowance for credit losses, with growth across C&I, construction, small business leases, home equity installment loans originated through our partnership with Spring EQ and student loans through our partnership with LendKey.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer funding was $9.4 billion at March 31, 2020, an $85.3 million increase from December 31, 2019 and a $66.3 million increase from March 31, 2019, reflecting minimal impact of post-conversion customer attrition from the Beneficial acquisition. Core deposits were $8.2 billion at March 31, 2020, an increase of $169.7 million, or 9% (annualized), over the prior quarter, and were a strong 87% of total customer deposits. No- and low-cost checking deposit accounts represented a robust 47% of total customer deposits at March 31, 2020. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 90% at March 31, 2020 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income before purchase accounting accretion	$101,941	$103,696	$78,444
Purchase accounting accretion	14,209	13,873	4,870
Net interest income	$116,150	$117,569	$83,314

Net interest margin before purchase accounting accretion	3.85%	3.83%	4.05%
Purchase accounting accretion	0.53	0.52	0.25
Net interest margin	4.38%	4.35%	4.30%
Net interest income increased $32.8 million, or 39%, compared to 1Q 2019, primarily due to a full quarter impact of the Beneficial acquisition in the current quarter. Net interest margin increased 8 bps from 1Q 2019 due to higher purchase accounting accretion partially offset by the significantly lower rate environment and expected margin compression due to Beneficial's lower-margin balance sheet.
Net interest income decreased $1.4 million, or 1% (not annualized), from 4Q 2019 primarily due to the lower rate environment, including a 150 bps reduction in the Fed Funds rate during the quarter, partially offset by incremental purchase loan accretion. Net interest margin increased 3 bps due to favorable funding mix and higher purchase accounting accretion, which included one large commercial loan payoff that refinanced a significant portion with WSFS.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Credit Quality
As discussed earlier in this release, WSFS adopted CECL as of January 1, 2020. Under CECL, we consider forward-looking information regarding macro-economic conditions and correlated impact on the loan portfolio’s credit when we establish reserves for credit losses. While credit quality metrics at March 31, 2020 were strong and improved, the COVID-19 pandemic has resulted in deterioration in expected macroeconomic drivers in our CECL modeling, resulting in additional provision for credit losses of $56.6 million and a significant increase to the allowance for credit losses.
The following table summarizes credit quality metrics as of and for the period ended March 31, 2020. Most credit metrics were stable in comparison with 4Q 2019. Since the close of the Beneficial combination on March 1, 2019, we have reduced problem assets, which includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO), by 11% and nonperforming assets by 23%, providing a strong foundation prior to the expected deterioration of economic conditions as a result of COVID-19. Net charge-offs for 1Q 2020 were a low $0.8 million, or 0.04% (annualized), of average gross loans and included a $2.6 million partial recovery of prior period charges from a C&I relationship. Excluding nonperforming delinquencies, performing loan delinquencies were 0.61% of gross loans at March 31, 2020, compared to 0.57% at December 31, 2019. Included in total delinquencies were $21.5 million of delinquent, but still accruing, U.S. government-guaranteed student loans that carry little risk of credit loss.

(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Problem assets	$221.9	$238.6	$248.3
Nonperforming assets	38.1	39.8	49.3
Delinquencies	59.8	61.1	71.9
Net charge-offs	0.8	1.7	0.9
Total credit costs (r)	57.1	2.7	7.9
Problem assets to total Tier 1 capital plus ALLL	14.68%	16.89%	20.04%
Classified assets to total Tier 1 capital plus ALLL	12.64	13.15	14.56
Ratio of nonperforming assets to total assets	0.31	0.32	0.40
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.20	0.21	0.28
Delinquencies to gross loans	0.69	0.72	0.83
Ratio of quarterly net charge-offs to average gross loans	0.04	0.08	0.06
Ratio of allowance for credit losses to total loans and leases (q)	1.60	0.56	0.53
Ratio of allowance for credit losses to nonaccruing loans	723	208	145

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Fee Income
Core fee income (noninterest income) was $39.5 million, an increase of $2.2 million, or 6%, compared to 1Q 2019, including an increase of $1.9 million from traditional banking-related fee income, primarily related to the full quarter impact of the Beneficial combination and a $1.4 million increase from our mortgage banking business due to increased volume primarily from refinancings resulting from the lower interest rate environment. Partially offsetting these increases was a $0.7 million decrease in cash logistics services (Cash Connect®), which was primarily due to the lower interest rate environment and fully offset by lower funding costs, and $0.7 million, net, from fee recognition in the prior year quarter related to the functional sale of certain Wealth Management accounts.
Core fee income decreased $2.0 million, or 5%, compared to 4Q 2019, and included $0.7 million of one-time items that reduced fee income during the quarter. Excluding these one-time items, core fee income decreased $1.3 million, or 3%, including a decrease of $1.1 million in traditional banking-related fee income, primarily related to lower seasonal transactional volume and the impact of COVID-19 late in the quarter, and a $0.8 million decrease in Cash Connect® bailment revenue due to the significant decline in interest rates during the quarter fully offset by lower funding costs. These decreases are partially offset by a $0.5 million increase from our mortgage banking business, for the reasons described above.
For 1Q 2020, core fee income was 25.3% of core net revenue, compared to 30.9% for 1Q 2019, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage decline primarily reflects the full quarter effect of our combination with Beneficial, which had lower fee income.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Noninterest Expenses
Our core efficiency ratio was 54.0% in 1Q 2020, compared to 58.0% in 4Q 2019 and 55.1% in 1Q 2019.
Core noninterest expense for 1Q 2020 was $84.2 million, an increase of $17.6 million, or 26%, from $66.6 million in 1Q 2019, primarily due to a full quarter impact from our combination with Beneficial and other franchise growth offset by cost synergies achieved over the last year.
When compared to 4Q 2019, core noninterest expense decreased $8.3 million, or 9% (not annualized). The quarter-over-quarter decrease reflected two outsized items from the previous quarter, including $1.8 million related to the transition of our former Executive Chairman of the Board of Directors and $1.1 million from damage resulting from a fire at a branch location, for which we are actively working with insurance carriers to recover the loss. In addition, 1Q 2020 included $4.0 million of lower incentive compensation costs, primarily due to higher year-end accruals in the prior quarter; $1.1 million of lower cash logistics services (Cash Connect®) expenses, and; $0.9 million of lower marketing costs.
Income Taxes
We recorded a $1.3 million income tax provision in 1Q 2020, compared to provisions of $14.2 million in 4Q 2019 and $6.3 million in 1Q 2019.
The effective tax rate was 10.9% in 1Q 2020, 23.8% in 4Q 2019, and 32.6% in 1Q 2019. The lower tax rate in 1Q 2020 compared to 4Q 2019 and 1Q 2019 primarily reflects a one-time tax benefit of $1.8 million related to certain favorable income tax provisions contained in the CARES Act passed during the quarter, as well as nondeductible expenses associated with the acquisition of Beneficial incurred during 1Q 2019.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
WSFS’ total stockholders’ equity decreased $15.7 million, or less than 1% (not annualized), during 1Q 2020, primarily due to the adoption of CECL, share repurchases, and the dividend on common stock paid during the quarter, partially offset by the effect of quarterly earnings and market value changes on available-for-sale securities.
WSFS’ tangible common equity(4) decreased $12.7 million, or less than 1% (not annualized) compared to December 31, 2019 for the reasons described in the paragraph above. WSFS’ common equity to assets ratio was 14.94% at March 31, 2020, and our tangible common equity to tangible assets ratio(4) decreased by 14 bps during the quarter to 10.83%.
At March 31, 2020, book value per share was $36.23, an increase of $0.35, or 1%, from December 31, 2019, and tangible common book value per share(4) was $25.06, an increase of $0.21, or 1%, from December 31, 2019.
At March 31, 2020, WSFS Bank’s Tier 1 leverage ratio of 11.85%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.41%, and Total Capital ratio of 14.53% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on May 22, 2020 to stockholders of record as of May 8, 2020.
WSFS repurchased 1,004,348 shares of common stock at an average price of $38.53 during 1Q 2020, completing our share repurchase program approved by the Board of Directors in 1Q 2019. During the quarter, the Board approved a new share repurchase authorization of 15% of outstanding shares as of March 31, 2020; however, we have temporarily suspended all share repurchases until we have a clearer view of the impact of COVID-19 on the economy and our performance.

(4) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $21.1 billion in assets under management (AUM) and assets under administration (AUA) as of March 31, 2020.
Wealth Management reported pre-tax income of $3.8 million in 1Q 2020 compared to $7.2 million in 1Q 2019, and $5.2 million in 4Q 2019. Results were impacted by elevated provision expense on our Private Banking portfolio as a result of our adoption of CECL and the lower interest rate environment. Provision expense was $1.6 million in 1Q 2020, a $1.2 million increase compared to 1Q 2019 and a $1.4 million increase compared to 4Q 2019.
Total Wealth Management revenue (net interest income and fee income) was $14.7 million for 1Q 2020, a decrease of $1.2 million, or 8%, compared to 1Q 2019. The decrease included $0.8 million of lower net interest income due to the lower rate environment and the functional sale of certain wealth management accounts for $0.7 million, net, in 1Q 2019. Excluding the sale in the prior year quarter, core fee income grew by $0.7 million, or 7%, due to continued strength in our trust services business, which grew by 6%. Our AUM businesses also generated higher year-over-year investment advisory fees, benefiting from improvements in market valuations and strong net inflows (advisory fees are billed based on prior quarter AUM). Excluding the referenced sale, AUM revenue grew $0.4 million, or 14%. Compared to 4Q 2019, revenue decreased $0.6 million, or 4%, primarily due to the lower net interest income resulting from the lower interest rate environment.
Net interest income was $3.4 million for 1Q 2020, a decrease of $0.8 million, or 19% compared to 1Q 2019 due to the lower interest rate environment, and despite year-over-year growth in the balance sheet. Loan balances grew by $8.6 million, or 4% and deposits grew by $10.5 million, or 2% compared to 1Q 2019. Compared to 4Q 2019, net interest income decreased $0.4 million, or 11% which was due primarily to spread compression on deposits of approximately 23 bps.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $9.4 million in 1Q 2020, an increase of $1.0 million compared to 1Q 2019 and a decrease of $0.5 million compared to 4Q 2019. The year-over-year increase was driven by higher compensation costs, resulting from the addition of six wealth advisors and three private bankers to support our expansion into the Pennsylvania and New Jersey markets and higher variable incentive compensation costs.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 31,000 non-bank ATMs and retail safes nationwide supplying or servicing over $1.3 billion in cash at March 31, 2020 and provides other fee-based services. Cash Connect® also operates 470 ATMs for WSFS Bank, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.0 million and ROA of 1.84% for 1Q 2020. Pre-tax income increased $0.5 million, or 38%, compared to 1Q 2019, and increased $0.9 million compared to 4Q 2019, primarily due to a mix shift from lower yielding to higher yielding business and additional non-asset based fee business, and continued growth in our remote cash capture business. ROA in 1Q 2020 improved 79 bps from 1Q 2019 and 78 bps from 4Q 2019.
Net revenue (fee income less funding costs) was $11.0 million in 1Q 2020, an increase of 9% from 1Q 2019. This growth was driven by a 7% increase in the number of units serviced and a significant shift to higher margin services and non-asset based fees, including a 53% increase in remote cash capture devices (smart safes) and a 26% increase of ATMs utilizing our reconciliation services (non-bailment Customer). Compared to 4Q 2019, net revenue decreased $0.3 million, or 3% (not annualized), primarily due to lower bailment revenue resulting from the lower interest rate environment offset by lower cost of funds, and a reduction of $0.5 million of third-party funding costs in noninterest expense. Cash Connect®’s total units serviced increased 2% quarter over quarter (not annualized).
Noninterest expense (including intercompany allocations of expense) was $9.0 million in 1Q 2020, an increase of $0.4 million compared to 1Q 2019 and a decrease of $1.2 million compared to 4Q 2019. The increase in expenses compared to 1Q 2019 was primarily due to higher operating costs associated with increased revenue, offset by lower funding costs. The $1.2 million decrease versus prior quarter primarily resulted from leadership transition costs occurring in 4Q 2019 and lower funding costs due to rate decreases.
During 1Q 2020, the division continued its focus on expanding smart safe and ATM managed services to increase fee income and margin. Cash Connect® drove strong growth in the strategic Remote Cash Capture (smart safe, recycler and kiosk) space with approximately 3,700 devices under service, an increase of over 450 units during the quarter. Our pipeline remains strong as we add new channel partners, including top financial institutions which have brought us significant national opportunities. We are continuing to deploy new ATM and safe devices during the COVID-19 pandemic and anticipate rollouts to increase when businesses reopen nationwide.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2020 Earnings Release Conference Call and Supplemental Materials
Management will conduct a conference call to review 1Q 2020 results at 1:00 p.m. Eastern Time (ET) on Tuesday, April 28, 2020. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #9227636. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on April 28, 2020 until May 9, 2020 at 4:00 p.m. ET by dialing 1-855-859-2056 and using Conference ID #9227636.
We have provided additional information in the 1Q 2020 Earnings Release Supplement, which is available in the Investor Relations section of WSFS' website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of March 31, 2020, WSFS Financial Corporation had $12.3 billion in assets on its balance sheet and $21.1 billion in assets under management and administration. WSFS operates from 116 offices, 91 of which are banking offices, located in Pennsylvania (54), Delaware (44), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the effects of the COVID-19 pandemic and actions taken in response thereto, including difficult market conditions and significant unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including the effects of a likely economic recession, declines in housing markets, and significant increase in unemployment levels and substantial slowdowns in economic growth; the Company's level of credit expenses and nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the policies and programs implemented by the CARES Act, including its automatic loan forbearance provisions; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) the Economic Growth, Regulatory Relief, and Consumer Protection Act (which amended the Dodd-Frank Act), and the rules and regulations issued in accordance therewith and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards and the effect of our transition to the CECL methodology for allowances and related adjustments), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 outbreak, that may limit the Company's access to additional funding to meet its liquidity needs; the success of the Company's growth plans, including our plans to grow the commercial small business leasing portfolio and residential mortgage small business and Small Business Administration (SBA) portfolios following our acquisition of Beneficial; the successful integration of acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company's customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 outbreak, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2019 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Interest and fees on loans	$119,202	$122,302	$87,117
Interest on mortgage-backed securities	13,219	13,270	10,466
Interest and dividends on investment securities	926	973	1,044
Other interest income	508	805	950
	133,855	137,350	99,577
Interest expense:
Interest on deposits	14,637	16,159	10,942
Interest on Federal Home Loan Bank advances	830	1,025	2,590
Interest on senior debt	1,179	1,179	1,179
Interest on trust preferred borrowings	586	636	726
Interest on other borrowings	473	782	826
	17,705	19,781	16,263
Net interest income	116,150	117,569	83,314
Provision for credit losses	56,646	1,590	7,654
Net interest income after provision for credit losses	59,504	115,979	75,660
Noninterest income:
Credit/debit card and ATM income	11,359	12,076	11,515
Investment management and fiduciary revenue	10,962	11,462	10,147
Deposit service charges	5,647	5,984	4,746
Mortgage banking activities, net	3,471	2,963	2,092
Loan and lease fee income	1,119	1,219	885
Securities gains, net	693	255	15
Unrealized gain on equity investment, net	668	—	3,798
Bank-owned life insurance income	(25)	370	217
Other income	6,953	7,441	7,707
	40,847	41,770	41,122
Noninterest expense:
Salaries, benefits and other compensation	45,346	48,895	36,205
Occupancy expense	7,666	8,806	6,367
Equipment expense	4,964	5,882	3,989
Data processing and operations expense	3,078	3,193	2,588
Professional fees	4,600	3,200	1,872
Marketing expense	951	1,804	1,590
FDIC expenses	(54)	48	620
Loan workout and OREO expense	674	893	108
Corporate development expense	1,341	4,607	26,627
Restructuring expense	—	1,530	4,362
Recovery of fraud loss	—	(463)	—
Other operating expenses	19,930	19,731	13,264
	88,496	98,126	97,592
Income before taxes	11,855	59,623	19,190
Income tax provision	1,288	14,199	6,260
Net income	$10,567	$45,424	$12,930
Less: Net loss attributable to noncontrolling interest	(360)	(280)	(93)
Net income attributable to WSFS	$10,927	$45,704	$13,023
Diluted earnings per share of common stock:	$0.21	$0.88	$0.33
Weighted average shares of common stock outstanding for fully diluted EPS	51,164,224	52,164,692	39,284,057
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Performance Ratios:
Return on average assets (a)	0.36%	1.48%	0.58%
Return on average equity (a)	2.39	9.77	4.54
Return on average tangible common equity (a)(o)	4.13	14.76	6.77
Net interest margin (a)(b)	4.38	4.35	4.30
Efficiency ratio (c)	56.27	61.47	78.23
Noninterest income as a percentage of total net revenue (b)	25.97	26.17	32.96
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Assets:
Cash and due from banks	$182,125	$164,021	$190,611
Cash in non-owned ATMs	322,844	407,524	457,046
Investment securities (d)	134,047	133,601	148,190
Other investments	104,843	91,350	61,034
Mortgage-backed securities (d)	2,048,400	1,944,914	1,523,196
Net loans (e)(f)(l)	8,497,147	8,508,336	8,689,497
Bank owned life insurance	30,093	30,294	89,449
Goodwill and intangibles	565,763	568,745	580,263
Other assets	393,628	407,517	445,131
Total assets	$12,278,890	$12,256,302	$12,184,417
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$2,314,982	$2,189,573	$2,191,321
Interest-bearing deposits	7,109,396	7,149,523	7,166,728
Total customer deposits	9,424,378	9,339,096	9,358,049
Brokered deposits	284,976	247,761	315,655
Total deposits	9,709,354	9,586,857	9,673,704
Federal Home Loan Bank advances	119,971	112,675	81,240
Other borrowings	281,314	376,613	325,128
Other liabilities	334,832	330,666	314,668
Total liabilities	10,445,471	10,406,811	10,394,740
Stockholders’ equity of WSFS	1,834,594	1,850,306	1,789,752
Noncontrolling interest	(1,175)	(815)	(75)
Total stockholders' equity	1,833,419	1,849,491	1,789,677
Total liabilities and stockholders' equity	$12,278,890	$12,256,302	$12,184,417
Capital Ratios:
Equity to asset ratio	14.94%	15.10%	14.69%
Tangible common equity to tangible asset ratio (o)	10.83	10.97	10.42
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.41	13.52	11.73
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	11.85	11.72	14.00
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.41	13.52	11.73
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.53	14.01	12.20
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$19,236	$22,922	$32,038
Troubled debt restructuring (accruing)	14,070	14,281	14,995
Assets acquired through foreclosure	4,825	2,605	2,233
Total nonperforming assets	$38,131	$39,808	$49,266
Past due loans (h)	$14,282	$16,150	$11,752
Allowance for credit losses	139,081	47,576	46,321
Ratio of nonperforming assets to total assets	0.31%	0.32%	0.40%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.20	0.21	0.28
Ratio of allowance for credit losses to total loans and leases (q)	1.60	0.56	0.53
Ratio of allowance for credit losses to nonaccruing loans	723	208	145
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.04	0.08	0.06
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.04	0.22	0.06
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,808,867	$34,292	4.91%	$2,768,893	$36,016	5.16%	$1,970,030	$26,604	5.48%
Residential real estate loans	992,408	13,541	5.46	1,029,469	14,344	5.57	528,686	7,601	5.75
Commercial loans (p)	3,533,626	55,693	6.35	3,549,692	55,725	6.24	2,854,458	41,146	5.86
Consumer loans	1,130,223	14,935	5.31	1,141,969	15,532	5.40	842,543	11,468	5.52
Loans held for sale	69,884	741	4.26	69,204	685	3.93	20,482	298	5.90
Total loans	8,535,008	119,202	5.62	8,559,227	122,302	5.67	6,216,199	87,117	5.69
Mortgage-backed securities (d)	1,959,637	13,219	2.70	1,934,750	13,270	2.74	1,437,159	10,466	2.91
Investment securities (d)	131,121	926	3.40	134,494	973	3.41	149,127	1,044	3.40
Other interest-earning assets	76,356	508	2.68	111,276	805	2.87	79,015	950	4.88
Total interest-earning assets	10,702,122	133,855	5.04%	10,739,747	137,350	5.08%	7,881,500	99,577	5.14%
Allowance for credit losses	(85,055)			(47,136)			(40,433)
Cash and due from banks	139,836			110,997			107,845
Cash in non-owned ATMs	335,434			357,869			427,890
Bank owned life insurance	30,154			30,838			35,058
Other noninterest-earning assets	1,037,033			1,033,847			687,316
Total assets	$12,159,524			$12,226,162			$9,099,176
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,085,229	$1,897	0.37%	$2,134,950	$2,405	0.45%	$1,383,088	$1,736	0.51%
Money market	2,152,986	4,090	0.76	2,005,696	4,363	0.86	1,647,032	3,840	0.95
Savings	1,574,215	1,744	0.45	1,556,488	2,104	0.54	947,170	871	0.37
Customer time deposits	1,305,432	5,655	1.74	1,337,387	5,827	1.73	972,458	3,264	1.36
Total interest-bearing customer deposits	7,117,862	13,386	0.76	7,034,521	14,699	0.83	4,949,748	9,711	0.80
Brokered deposits	230,423	1,251	2.18	248,824	1,460	2.33	213,675	1,231	2.34
Total interest-bearing deposits	7,348,285	14,637	0.80	7,283,345	16,159	0.88	5,163,423	10,942	0.86
FHLB of Pittsburgh advances	170,058	830	1.96	183,925	1,025	2.21	403,961	2,590	2.60
Trust preferred borrowings	67,011	586	3.52	67,011	636	3.77	67,011	726	4.39
Senior debt	98,627	1,179	4.78	98,573	1,179	4.78	98,410	1,179	4.79
Other borrowed funds	148,256	473	1.28	199,145	782	1.56	173,253	826	1.93
Total interest-bearing liabilities	7,832,237	17,705	0.91%	7,831,999	19,781	1.00%	5,906,058	16,263	1.12%
Noninterest-bearing demand deposits	2,166,510			2,217,023			1,768,570
Other noninterest-bearing liabilities	326,185			321,432			262,004
Stockholders’ equity of WSFS	1,835,501			1,856,311			1,162,591
Noncontrolling interest	(909)			(603)			(47)
Total liabilities and equity	$12,159,524			$12,226,162			$9,099,176
Excess of interest-earning assets over interest-bearing liabilities	$2,869,885			$2,907,748			$1,975,442
Net interest and dividend income		$116,150			$117,569			$83,314
Interest rate spread			4.13%			4.08%			4.02%
Net interest margin			4.38%			4.35%			4.30%
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2020	December 31, 2019	March 31, 2019
Market price of common stock:
High	$44.70	$45.93	$45.13
Low	17.84	41.68	37.19
Close	24.92	43.99	38.60
Book value per share of common stock	36.23	35.88	33.69
Tangible common book value per share of common stock (o)	25.06	24.85	22.77
Number of shares of common stock outstanding (000s)	50,633	51,567	53,128
Other Financial Data:
One-year repricing gap to total assets (k)	2.38%	(2.06)%	(4.28)%
Weighted average duration of the MBS portfolio	2.2 years	3.7 years	4.2 years
Unrealized gains on securities available for sale, net of taxes	$72,436	$26,927	$2,700
Number of Associates (FTEs) (m)	1,791	1,782	1,903
Number of offices (branches, LPO’s, operations centers, etc.)	116	118	152
Number of WSFS owned and branded ATMs	470	473	507
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Beginning in 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20 and 21 of this press release.
(p)Includes commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income (GAAP)	$116,150	$117,569	$83,314
Core net interest income (non-GAAP)	$116,150	$117,569	$83,314
Noninterest income (GAAP)	$40,847	$41,770	$41,122
Less: Securities gains	693	255	15
Less: Unrealized gains on equity investments, net	668	—	3,798
Core fee income (non-GAAP)	$39,486	$41,515	$37,309
Core net revenue (non-GAAP)	$155,636	$159,084	$120,623
Core net revenue (non-GAAP)(tax-equivalent)	$155,905	$159,365	$120,940
Noninterest expense (GAAP)	$88,496	$98,126	$97,592
Plus: Recovery of fraud loss	—	(463)	—
Less: Corporate development expense	1,341	4,607	26,627
Less: Restructuring expense	—	1,530	4,362
Less: Contribution to WSFS Community Foundation	3,000	—	—
Core noninterest expense (non-GAAP)	$84,155	$92,452	$66,603
Core efficiency ratio (c)	54.0%	58.0%	55.1%

	Three months ended
Calculation of core operating leverage:	March 31, 2020	December 31, 2019	March 31, 2019
Core net revenue growth (year-over-year)	29%	58%	34%
Core noninterest expense growth (year-over-year)	26%	56%	21%
Core operating leverage (non-GAAP)	3%	2%	13%

	End of period
	March 31, 2020	December 31, 2019	March 31, 2019
Total assets	$12,278,890	$12,256,302	$12,184,417
Less: Goodwill and other intangible assets	565,763	568,745	580,263
Total tangible assets	$11,713,127	$11,687,557	$11,604,154
Total stockholders’ equity of WSFS	$1,834,594	$1,850,306	$1,789,752
Less: Goodwill and other intangible assets	565,763	568,745	580,263
Total tangible common equity (non-GAAP)	$1,268,831	$1,281,561	$1,209,489

Calculation of tangible common book value per share:
Book value per share (GAAP)	$36.23	$35.88	$33.69
Tangible common book value per share (non-GAAP)	25.06	24.85	22.77
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	14.94%	15.10%	14.69%
Tangible common equity to tangible assets ratio (non-GAAP)	10.83	10.97	10.42

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
GAAP net income attributable to WSFS	$10,927	$45,704	$13,023
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, recovery of fraud loss, and contribution to WSFS Community Foundation	2,980	5,419	27,176
(Plus)/less: Tax impact of pre-tax adjustments	(2,020)	(1,023)	(4,552)
Adjusted net income (non-GAAP) attributable to WSFS	$11,887	$50,100	$35,647

Net income (GAAP)	$10,567	$45,424	$12,930
Plus: Income tax provision	1,288	14,199	6,260
Plus: Provision for credit losses	56,646	1,590	7,654
Pre-provision net revenue (PPNR) (Non-GAAP)	68,501	61,213	26,844
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, recovery of fraud loss, and contribution to WSFS Community Foundation	2,980	5,419	27,176
Core PPNR (Non-GAAP)	$71,481	$66,632	$54,020

GAAP return on average assets (ROA)	0.36%	1.48%	0.58%
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, recovery of fraud loss, and contribution to WSFS Community Foundation	0.10	0.18	1.21
(Plus) less: Tax impact of pre-tax adjustments	(0.07)	(0.03)	(0.20)
Core ROA (non-GAAP)	0.39%	1.63%	1.59%

EPS (GAAP)	$0.21	$0.88	$0.33
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, recovery of fraud loss, and contribution to WSFS Community Foundation	0.06	0.10	0.70
(Plus) less: Tax impact of pre-tax adjustments	(0.04)	(0.02)	(0.12)
Core EPS (non-GAAP)	$0.23	$0.96	$0.91

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$10,927	$45,704	$13,023
Plus: Tax effected amortization of intangible assets	2,103	2,121	1,034
Net tangible income (non-GAAP)	$13,030	$47,825	$14,057
Average stockholders’ equity of WSFS	$1,835,501	$1,856,311	$1,162,591
Less: average goodwill and intangible assets	567,695	570,685	321,102
Net average tangible common equity	$1,267,806	$1,285,626	$841,489
Return on average tangible common equity (non-GAAP)	4.13%	14.76%	6.77%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP) attributable to WSFS	$11,887	$50,100	$35,647
Plus: Tax effected amortization of intangible assets	2,103	2,121	1,034
Core net tangible income (non-GAAP)	$13,990	$52,221	$36,681
Net average tangible common equity	$1,267,806	$1,285,626	$841,489
Core return on average tangible common equity (non-GAAP)	4.44%	16.12%	17.68%